WAIVER AND RELEASE

This Waiver and Release, ("Release", undersigned and dated as of September 5, 2008, ("Release"), is entered into by and between NorthWestern Corporation, d/b/a NorthWestern Energy, a Delaware corporation with its principal place of business located at 3010 West 69th Street, Sioux Falls, South Dakota, 57108, its officers, agents, directors, employees, successors, subsidiaries, insurers, parents and/or affiliated companies, and assigns ("NWEC or Company") and Thomas J. Knapp ("Knapp" or "You"), a Maryland resident, to settle all issues between us in connection with Knapp's severance of employment. NWEC and Knapp are collectively referred to herein as the "Parties".

NOW, THEREFORE, in consideration of the foregoing premises and further in consideration of the mutual covenants, conditions and agreements contained in this Release and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:

1. Benefits Payable. In exchange for this Release, Knapp will receive a severance payment of $284,012.00 (Two Hundred Eighty-four Thousand and Twelve Dollars) less all applicable taxes and deductions to be paid in the next regularly scheduled payroll cycle occurring seven (7) days after he signs this Release. In his last regularly scheduled payroll check, Knapp shall receive his accrued but unpaid vacation.

Knapp will be eligible for a pro-rated 2008 incentive award based on the amount of time served in an eligible status during the performance period to be calculated at the end of the performance period, payable in accordance with the terms of the 2008 Employee Incentive Plan, and paid at the same time as other participants in the Plan are paid, but in any event, no later than March 15, 2009. Such award will be calculated assuming a personal performance factor of 100 percent and an individual performance rating of at least "meets expectations".

With respect to COBRA continuation premiums, for the twelve (12) month period following the date of termination, NWEC will continue to pay the same percentage of premiums as it was paying for group health and other group insurance coverage subject to COBRA continuation, immediately prior to the date of termination. For the same twelve (12) month period, Knapp will pay the employee portion of such COBRA premiums, and will be reimbursed for each COBRA premium he pays in the first regularly scheduled pay period of each applicable month. Outplacement services with a service provider of Knapp's choice, will be provided up to $12,000 (Twelve thousand dollars) during the twelve (12) month period following the date employment is terminated.

Whether or not Knapp signs this Agreement, he will retain such interests as he may have as a former employee of NWEC in any NWEC benefit plans, including, but not limited to, any pension, or 401K plans. He shall further retain such rights as he may have to elect to continue certain health and other benefits under COBRA and comparable state laws.

2. Employment Severance. Knapp's last date of employment shall be August 29, 2008 (the "Severance Date"), contingent upon signing this Waiver and Release.

3. Claims Released. In exchange for the benefits payable, Knapp for himself, his heirs, executors, administrators, successors, assigns and trustees irrevocably and unconditionally releases NWEC, its current, former and future, parent, subsidiary and related companies, its directors, trustees, officers, employees, agent, attorneys, successors, and assigns, and all persons acting by, through, under, or in concert with any of them (the "Released Parties"), from all actions, causes of action, suits, debts, charges, complaints, claims, obligations, promises, contracts, agreements, controversies, damages, judgments, rights, costs, losses, expenses, liabilities and demands of any nature, whether known or unknown, whether actual or potential, whether specifically mentioned herein or not, in law or equity, whether statutory or common law, whether federal, state, local, or otherwise, as a result of any act that has heretofore occurred, including, without limitation that Knapp may have arising out of or related to his employment with or separation from, NWEC ("Claims"). Knapp is releasing the following claims which include, without limitation, claims under his original employment terms, which are canceled as of the Severance Date with no further benefits or payments to be provided thereunder, the WARN Act, as amended, any and all claims of wrongful discharge or breach of contract, any and all claims for equitable estoppel, except as provided in Section 1 above, any and all claims for employee benefits, including, but not limited to, any and all claims under the Employee Retirement Income Security Act of 1974, as amended, and any and all claims of employment discrimination on any basis, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, under the Age Discrimination in Employment Act of 1967, as amended, under the Civil Rights Act of 1866, 42 U.S.C. §1981, under the Civil Rights Act of 1991, as amended, under the Americans with Disabilities Act of 1990, as amended, under the Family and Medical Leave Act of 1993, under the Immigration Reform and Control Act of 1986, as amended, under the Fair Labor Standards Act, as amended, 29 U.S.C. §201 et seq., the Older Workers Benefit Protection Act, as amended, the Wrongful Discharge from Employment Act, 39-2901 et seq., MCA, any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith including 27-1-221, MCA, any federal, state, or local laws prohibiting employment discrimination, such as in the State of South Dakota, any claim filed in NWEC's bankruptcy proceedings, and any and all claims under any other federal, state, or local labor law, civil rights law, fair employment practices law, or human rights law, any and all claims of slander, libel, defamation, invasion of privacy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, fraud, and prima facie tort, any and all claims for monetary recovery, including but not limited to, back pay, front pay, liquidated, compensatory, and punitive damages, and attorneys' fees, experts' fees, disbursements and costs which against the Released Parties, that Knapp ever had, now have, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time to the date of Knapp's execution of this Release. Knapp will never file any lawsuit, complaint or claim based on any Claims, and Knapp will withdraw with prejudice any such lawsuit, complaint, or claim that may already be pending in any court or administrative agency. Knapp promises never to seek any damages, remedies, or other relief for himself personally (any right to which Knapp hereby waives) by filing or prosecuting a charge with any administrative agency with respect to the Claims purportedly released by this Release. Notwithstanding any provision to the contrary, this subsection shall not apply (a) to challenges to the ADEA release, to the extent, if any, prohibited by applicable law; (b) to claims to enforce Knapp's rights under this Agreement, (c) to claims that cannot legally be released under applicable law; (d) to claims by Knapp for benefits under benefit plans in which he maintains an interest as a former employee of NWEC, (e) to all rights and claims of contribution and of indemnification Knapp may have, whether under this Agreement, under the NWEC's Bylaws, by common law, statute, or otherwise, and (f) to rights and claims Knapp may have under any policies of directors and officers liability insurance.

NWEC hereby releases Knapp and his heirs, successors or assigns, from all actions, causes of action, suits, debts, charges, complaints, claims, obligations, promises, contracts, agreements, controversies, damages, judgments, rights, costs, losses, expenses, attorneys' fees, liabilities and demands of any nature, whether known or unknown, whether actual or potential, whether specifically mentioned herein or not, in law or equity, whether statutory or common law, whether federal, state, local, or otherwise, as a result of any act that has heretofore occurred (all hereinafter referred to as "NWEC Claims"). NWEC further will never file any lawsuit, complaint, or claim based on any NWEC Claims, and NWEC will withdraw with prejudice any such lawsuit. Notwithstanding any provision to the contrary, this subsection shall not apply (a) to claims to enforce NWEC's rights under this Agreement, and (b) to claims that Knapp has committed fraud or willful misconduct.

4. No admission of Liability. This Release is not an admission of guilt or wrongdoing by any released party. Knapp acknowledges that he has not suffered any age or other discrimination or wrongful treatment by any released party.

5. Consideration of Release. NWEC advised Knapp to take this Release home, read it, and carefully consider all of its terms before signing it. NWEC gave Knapp at least twenty-one (21) days in which to consider this Release. Knapp waives any right he may have to additional time beyond this consideration period within which to consider this Release. Knapp understands that he has seven (7) days after signing this Release to revoke it. If Knapp chooses to revoke this Release, Knapp agrees to provide such revocation in writing, accompanied by any sums received pursuant to this Release, to be received by the Vice President, General Counsel and Corporate Secretary by the end of the seven (7) day period. NWEC, in writing, advised Knapp to discuss this Release with his own attorney (at Knapp's own expense) during this period if Knapp wished to do so. Knapp has carefully read this Release, fully understands what it means, and is entering into it voluntarily. Knapp is receiving valuable consideration in exchange for his execution of this Release that he would not otherwise be entitled to receive.

6. Company Property. Knapp agrees to return to NWEC, by his Severance Date, all files, memoranda, documents, records, copies of the foregoing, credit cards, and any other property of NWEC or its affiliates in his possession. Knapp will permanently retain his BlackBerry, the phone number associated with the Blackberry as well as the laptop computer and associated equipment.

7. False Claims Representations and Promises. Knapp has disclosed to NWEC any information he has concerning any conduct involving NWEC or any affiliate that he has any reason to believe may be unlawful or that involves any false claims to the United States. Knapp promises to cooperate fully in any investigation NWEC or any affiliate undertakes into matters occurring during his employment with NWEC or any affiliate. Knapp understands that nothing in this Release prevents his from cooperating with any U.S. government investigation. In addition, to the fullest extent permitted by law, Knapp hereby irrevocably assigns to the U.S. government any right he may have to any proceeds or awards in connection with any false claims proceedings against NWEC or any affiliate.

8. Non-Disclosure, Return of Proprietary Information, and Inventions and Patents. NWEC and Knapp agree that during his employment with NWEC, Knapp has received and become acquainted with confidential, proprietary, and trade secret information of NWEC including, but not limited to, information regarding NWEC business programs, plans, and strategies; finances; customers and prospective customers; suppliers and vendors; marketing plans and results; personnel matters regarding NWEC employees, officers, directors, and owners; manners of operation and services provided; negotiating positions and strategies; legal arguments, theories, claims, investigations, and audits; or information regarding the operation and business of NWEC. Knapp acknowledges that such information has been developed or acquired by NWEC through the expenditure of substantial time, effort, and money, that such information provides NWEC with strategic and business advantages over others who do not know or use such information, and that NWEC has implemented specific policies and practices to keep such information secret. Knapp agrees that he shall not during the term of employment or at any time thereafter, directly or indirectly:

A. Use for his own purpose or for the benefit of any person or entity other than NWEC, or otherwise disclose or permit others to obtain access to, any proprietary of confidential information to any individual or entity unless such disclosure has been authorized in writing by NWEC or is otherwise required by law. Information or material that is not novel or copyrighted or patented may nonetheless be proprietary information. Proprietary information shall not include, however, any information that is or becomes generally known to the industries in which NWEC competes through sources independent of NWEC or Knapp or through authorized publication by NWEC to persons other than NWEC employees. Nothing about this Section (8) will be interpreted as prohibiting Knapp from using his generalized knowledge of and expertise in the utilities industry in future employment settings.

B. Except as required by law, give or disclose any records containing confidential information or material to, or permit any inspection or copying of such records by, any individual or entity other than in the authorized course and scope of such individual's or entity's employment or retention by NWEC. In addition, Knapp shall promptly return to NWEC all such records upon resignation hereunder and shall not use or retain any such records thereafter. Records subject to this subsection shall include, but not be limited to, all correspondence, memoranda, files, analyses, studies, reports, notes, documents, manuals, books, lists, financial, operating, or marketing records, computer software, magnetic tape, or electronic or other media or equipment of any kind that may be in the possession or under Knapp's control or accessible to his which contain or may be derived from proprietary or confidential information covered by this section. All such records are and will remain the sole property of NWEC.

9. Public Statements. Except as necessary to secure other employment or for other necessary reasons, Knapp agrees that he will make no public statements concerning the severance of his employment with NWEC. NWEC by its Board of Directors and senior management, and Knapp also agree neither party will make any disparaging remarks to any third parties concerning the other party. Knapp further agrees that he will not disparage NWEC's business capabilities, products, plans, or management to any customer, potential customer, vendor, suppler, contractor or subcontractor of NWEC so as to affect adversely the good will or business of NWEC. NWEC by and through its Board of Directors and senior management agrees that it will refrain from making any adverse, derogatory or disparaging comments or statements about Knapp or his performance during his employment with NWEC; that they will be supportive of Knapp's attempts to secure future employment; and will provide Knapp with a mutually agreeable letter of recommendation. If either party is contacted by the media concerning Knapp's departure from NWEC, either party may explain that Knapp was unable to move his family to Sioux Falls, South Dakota and left NWEC to pursue other business opportunities.

10. Consequences of Violating Promises:

A. General Consequences. In addition to any other remedies or relief that may be available, upon any breach of this Agreement (for this purpose, a breach will include proof that a representation was false when made), the breaching party agrees to pay the reasonable attorneys' fees and any damages the non-breaching party incurs as a result of such breach (such as by suing a Released Party over a released Claim). Each party further agrees that the minimum damages for each breach will be half of the attorney's fees the non-breaching party incurs as a result of the breach, which is a reasonable estimate of the value of the time the non-breaching party is likely to have to spend seeking a remedy for the breach. Knapp further agrees that NWEC would be irreparably harmed by any actual or threatened violation of Section 8 of this Waiver and Release and that NWEC will be entitled to an injunction prohibiting Knapp from committing any such violation.

B.    Challenges to Validity. Should Knapp attempt to challenge the enforceability of Section 3 of this Release, Knapp agrees first (1) to deliver a certified check to NWEC for all amounts he has received because he signed this Release (2) to direct in writing that all future benefits or payments Knapp is to receive because he signed this Release be suspended, and (3) to invite NWEC to cancel this Release. If NWEC accepts Knapp's offer, this Release will be canceled. If it rejects Knapp's offer, NWEC will notify Knapp and deposit the amount Knapp repaid, plus all suspended future benefits and payments, in an interest-bearing account pending a determination of the enforceability of this Release. If the Release is determined to be enforceable, NWEC is to pay Knapp the amount in the account, less any amounts Knapp owes NWEC. If the Release is determined to be unenforceable, the amount credited to the account shall be paid to the entities that paid the consideration for this Release in proportion to their payments, and the suspension of future benefits or payments shall become permanent.

C.   ADEA Claims. This section shall not apply to ADEA Claims to the extent, if any, prohibited by applicable law.

11. Successors and Assigns. This Release shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives, and assigns. However, neither this Release nor any right or interest hereunder shall be assignable by Knapp, Knapp's beneficiaries, or legal representatives, except as provided by law or pursuant to referenced benefit policy documents.

12. Severability and Reformation. The provisions of this Release are severable. If any provision of this Release shall be determined to be invalid, illegal, or unenforceable, in whole or in part, neither the validity of the remaining parts of such provision nor the validity of any other provision of this Release shall in any way be affected thereby. In lieu of such invalid, illegal, or unenforceable provision, there shall be added automatically as part of this Release a provision as similar in terms to such invalid, illegal, or unenforceable provision as may be possible and be valid, legal, and enforceable. Each party also agrees that, without receiving further consideration, it will sign and deliver such documents and do anything else necessary in the future to make the provisions of this Release effective.

13. Taxes. Knapp understands that NWEC will withhold all applicable income and payroll taxes. Knapp understands that he will be responsible for paying any additional taxes that may become due on any of the payments provided herein. If Knapp fails to pay any taxes due and owing on any of the payments, or any taxing authority alleges that Knapp has failed to do so or that NWEC is responsible for the payment of these taxes, for any reason, except to the extent that NWEC was responsible for the error (for example, an error in withholding), Knapp agrees to be fully responsible for any judgments or orders, fines and penalties, and that he will indemnify NWEC including, but not limited to, the satisfaction of judgments, orders, fines or penalties in the payment of NWEC's defense by counsel of its choice in such proceedings. The taxability of the amounts contained herein shall not affect the validity of this Release.

14. Governing Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Dakota, without reference to conflict of laws principles thereof. The Parties also hereby irrevocably and unconditionally submit to the jurisdiction of any South Dakota state court or federal court sitting in South Dakota and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such South Dakota state court or, to the extent permitted by law, by removal or otherwise, in such federal court.

15. Further Assurances. Each party agrees to take all further actions and to execute and deliver all further documents and instruments that are reasonably necessary or appropriate in order to effectuate the purposes of this Agreement and the transactions contemplated hereby.

16. Waiver. Any failure by a party hereto to comply with any obligation, agreement or condition contained herein may only be waived in a writing executed by the party granting the waiver, but such waiver or failure to insist upon strict compliance with such obligation, agreement or condition shall not operate as a waiver of, or estoppel with respect to, such failure or any subsequent or other failure. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

17. Entire Agreement. This Agreement, the Indemnification Agreement between the parties dated as of April 11, 2006, and the Consulting Agreement between the parties dated as of August 26, 2008, set forth the entire agreements and understandings of the parties relating to the subject matter hereof, and supersede all prior agreements and arrangements, written or oral, relating to the subject matter hereof.

18. Amendment. This Agreement may be amended only by a written instrument executed by both of the parties hereto.

19. Successors or Survivors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors. NWEC may assign this Agreement without the prior consent of Knapp or his successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and the Released Parties, or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

20. Notice. Any notice required or permitted by this Agreement shall be in writing and shall be deemed delivered when delivered personally or by overnight courier or sent by telegram, fax, or email, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party's address or fax number set forth on the signature page hereto, as appropriate, which address or fax number may be subsequently modified by a written notice delivered in accordance with this section.

TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY SECTION 5 AND YOU SHOULD CONSULT YOUR ATTORNEY.

Thomas J. Knapp	NorthWestern Corporation
By:	By:
Address: 7116 Darby Road	Its: Vice President, General Counsel
Bethesda, Maryland 20817	and Corporate Secretary
Date: , 2008	Date: , 2008